Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of IMAC Holdings, Inc. on Form S-1 (File No. 333-280184) filed on February 13, 2025, and Form S-8 (File No. 333-257717) filed on July 6, 2021 of our report dated April 16, 2024 on the consolidated financial statements of IMAC Holdings, Inc., as of and for the year ended December 31, 2023, which report is included in the Annual Report on Form 10-K of IMAC Holdings, Inc. for the year ended December 31, 2024.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 14, 2025